Exhibit 23.1

Messineo & Co, CPAs LLC 2471 North McMullen Booth Road, Suite 302 Clearwater, FL 33759 T: (727) 421-6268 F: (727) 674-0511

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in the Prospectus, of which this Registration Statement on Form S-1 amendment 4 is a part, of the report dated April 19, 2013 relative to the financial statements of First Xeris Corp. as of March 31, 2013 and for the period March 21, 2013 (date of inception) through March 31, 2013.

We also consent to the reference to our firm under the caption “Experts” in such Registration Statement.

/s/ Messineo & Co, CPAs, LLC

Messineo & Co, CPAs, LLC

Clearwater, Florida

December 24, 2013